                                                            Filed Pursuant to
                                                     Rule 424 (b) (3) and (c)
                                                           File No. 333-38987

           PROSPECTUS SUPPLEMENT NO. 21 DATED NOVEMBER 19, 1999
                  TO PROSPECTUS DATED DECEMBER 12, 1997

                        WIND RIVER SYSTEMS, INC.
                             $140,000,000
              5% Convertible Subordinated Notes due 2002
                                 and
       Shares of Common Stock Issuable Upon Conversion thereof

    This Prospectus Supplement should be read in conjunction with the Prospectus dated December 12, 1997 (the "Prospectus"). The table on pages 29, 30 and 31 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                       SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of December 8, 1997 and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by Deutsche Bank AG, New York Branch, trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
AAM/Zazone Institutional Income              $ 1,300,000     $ 1,300,000      40,210         40,210           0            *
Fund, L.P.(22)

Alexandra Global Investment                  $   300,000     $   300,000       9,279          9,279           0            *
Fund I, Ltd (22)

Arkansas PERS (22)                           $ 1,400,000     $ 1,400,000      43,303         43,303           0            *

California Public Employees'                 $ 3,500,000     $ 3,500,000     108,258        108,258           0            *
Retirement System (22)

Canadian Imperial Holdings, Inc. (22)        $ 2,000,000     $ 2,000,000      61,862         61,862           0            *

CFW-C, L.P. (22)                             $ 1,500,000     $ 1,500,000      46,396         46,396           0            *

Christian Science Trustees for Gifts &       $   155,000     $   155,000       4,794          4,794           0            *
Endowments (22)

David Lipscomb University General            $    50,400     $    50,400       1,558          1,558           0            *
Endowment (22)

Declaration of Trust for the Defined         $   620,000     $   620,000      19,177         19,177           0            *
Benefit Plan of ICI American
Holdings Inc. (22)

Declaration of Trust for the Defined         $   395,000     $   395,000      12,217          12,217           0            *
Benefit Plan of Zeneca Holdings Inc.

Delaware PERS (22)                           $ 1,100,000     $ 1,100,000      34,024          34,024           0            *

Delaware State Employees                     $   505,000     $   505,000      15,620          15,620           0            *
Retirement Fund (22)


                                        S-1.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
Deutsche Morgan Grenfell,                    $13,808,000     $13,808,000      427,095       427,095           0           *
Inc.(2)(22)

Equitable Life Assurance Separate            $   190,000     $   190,000        5,876         5,876           0           *
Account Balanced (22)

Equitable Life Assurance Separate            $ 1,855,000     $ 1,855,000       57,377        57,377           0           *
Account Convertibles (22)

The Frist Foundation (22)                    $   280,000     $   280,000        8,660         8,660           0           *

Hawaiian Airlines Employees Pension          $    20,000     $    20,000          618           618           0           *
Plan - IAM (22)

Hawaiian Airlines Pension Plan for           $     5,000     $     5,000          154           154           0           *
Salaries Employees (22)

Hudson River Trust Balanced Account          $   535,000     $   535,000       16,548        16,548           0           *
(22)

Hudson River Trust Growth &                  $ 1,195,000     $ 1,195,000       36,962        36,962           0           *
Income Account (22)

Hudson River Trust Growth Investors          $   790,000     $   790,000       24,435        24,435           0           *
(22)

ICI American Holdings Pension                $   375,000     $   375,000       11,599        11,599           0           *
Trust(22)

The J.W. McConnell Family                    $   315,000     $   315,000        9,743         9,743           0           *
Foundation (22)

Kapiolani Medical Center for Women           $   150,000     $   150,000        4,639         4,639           0           *
and Children (22)

Mainstay Convertible Fund (22)               $ 2,000,000     $ 2,000,000       61,862        61,862           0           *

McMahon Securities Company, L.P. (22)        $   134,000     $   134,000        4,144         4,144           0           *

Memphis Light Water & Gas                    $ 1,005,000     $ 1,005,000       31,085        31,085           0           *
Retirement Fund (22)

Merrill Lynch Insurance Group (22)           $   300,000     $   300,000        9,279         9,279           0           *

Merrill Lynch Pierce Fenner & Smith          $   500,000     $   500,000       15,465        15,465           0           *
Inc. (22)

NALCO Chemical Retirement Trust              $   225,000     $   225,000        6,959         6,959           0           *
(22)

New York Life Separate Account #7            $ 1,000,000     $ 1,000,000       30,931        30,931           0           *
(22)
                                        S-2.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
Occidental College (22)                      $   134,000     $   134,000        4,144          4,144          0           *

OCM Convertible Limited Partnership (22)     $    20,000     $    20,000          618            618          0           *

PRIM Board (22)                              $ 1,400,000     $ 1,400,000       43,303         43,303          0           *

Putnam Convertible Income-                   $   500,000     $   500,000       15,465         15,465          0           *
   Growth Trust (23)

Putnam High Income Convertible               $   300,000     $   300,000        9,279          9,279          0           *
   and Bond Fund (23)

Retirement Plan for Pilots of                $    35,000     $    35,000        1,082          1,082          0           *
Hawaiian Airlines Inc. (22)

Salomon Smith Barney Inc. (23)               $   500,000     $   500,000       15,465         15,465          0           *

SBC Warburg Dillon Read Inc. (22)            $   200,000     $   200,000        6,186          6,186          0           *

SMM Company B.V. (22)                        $ 1,900,000     $ 1,900,000       58,768         58,768          0           *

SG Cowen Securities Corp. (22)               $ 4,100,000     $ 4,100,000      126,817        126,817          0           *

Starvest Discretionary (22)                  $   400,000     $   400,000       12,372         12,372          0           *

State of Oregon Equity (22)                  $ 2,500,000     $ 2,500,000       77,327         77,327          0           *

State of Oregon/SAIF Corporation (22)        $ 3,000,000     $ 3,000,000       92,793         92,793          0           *

Summer Hill Global Partners L.P. (22)        $    60,000     $    60,000        1,855          1,855          0           *

The TCW Group, Inc. (22)                     $ 8,390,000     $ 8,390,000      259,511        259,511          0           *

Tennessee Consolidated Retirement            $ 1,000,000     $ 1,000,000       30,931         30,931          0           *
Systems (22)

Warburg Dillon Read LLC (22)                 $   500,000     $   500,000       15,465         15,465          0           *

Zeneca Holdings Pension Trust (22)           $   375,000     $   375,000       11,599         11,599          0           *

_______________________

*   Less than one percent.

(1) Includes Conversion Shares based on a conversion price of $32.33 per share and a cash payment in lieu of any fractional interest.

(2) Deutsche Bank Securities Inc., formerly known and here listed as Deutsche Morgan Grenfell, Inc. ("DMG") was lead placement agent in the offering of the Notes. Deutsche Bank New York ("DBNY") is the trustee for the Notes. DMG is an affiliate of DBNY, the trustee under the Indenture for the Notes.

(3) The amount of Convertible Notes owned by each Selling Securityholder as of January 9, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(4) The amount of Convertible Notes owned by each Selling Securityholder as of January 13, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(5) The amount of Convertible Notes owned by each Selling Securityholder as of January 23, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

                                       S-3.

(6) The amount of Convertible Notes owned by each Selling Securityholder as of February 17, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(7) The amount of Convertible Notes owned by each Selling Securityholder as of February 23, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(8) The amount of Convertible Notes owned by each Selling Securityholder as of March 25, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(9) The amount of Convertible Notes owned by each Selling Securityholder as of April 8, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(10) The amount of Convertible Notes owned by each Selling Securityholder as of July 15, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(11) The amount of Convertible Notes owned by each Selling Securityholder as of July 20, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(12) The amount of Convertible Notes owned by each Selling Securityholder as of August 12, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(13) The amount of Convertible Notes owned by each Selling Securityholder as of August 19, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(14) The amount of Convertible Notes owned by each Selling Securityholder as of October 1, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(15) The amount of Convertible Notes owned by each Selling Securityholder as of October 5, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(16) The amount of Convertible Notes owned by each Selling Securityholder as of October 22, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(17) The amount of Convertible Notes owned by each Selling Securityholder as of November 2, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(18) The amount of Convertible Notes owned by each Selling Securityholder as of November 12, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(19) The amount of Convertible Notes owned by each Selling Securityholder as of November 24, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(20) The amount of Convertible Notes owned by each Selling Securityholder as of January 26, 1999 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(21) The amount of Convertible Notes owned by each Selling Securityholder as of February 5, 1999 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(22) The amount of Convertible Notes owned by each Selling Securityholder as of August 9, 1999 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(23) The amount of Convertible Notes owned by each Selling Securityholder as of November 19, 1999 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

    Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

    Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                                       S-4.